EXHIBIT 5.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

We hereby consent to the use and reference to our name and report evaluating a portion of Cenovus Energy Inc.‘s oil and gas reserves data, including estimates of proved reserves and probable reserves and related future net revenue as at December 31, 2015, estimated using forecast prices and costs, and the information derived from our reports, as described or incorporated by reference in Cenovus Energy Inc.’s Registration Statement on Form F-10.

Yours truly,

GLJ PETROLEUM CONSULTANTS LTD.

/s/ Keith M. Braaten
Keith M. Braaten, P. Eng.
President & CEO

Calgary, Alberta

February 24, 2016

4100, 400 - 3rd Ave SW Calgary, AB, Canada T2P 4H2  |  tel 403-266-9500  |  gljpc.com